CPI AERO 8-K

Exhibit 99.1

CPI AEROSTRUCTURES REPORTS THIRD QUARTER AND NINE MONTH 2023 RESULTS

Third Quarter 2023 vs. Third Quarter 2022

●	Revenue of $20.4 million compared to $20.2 million;

●	Gross profit of $3.7 million compared to $5.3 million;

●	Gross margin of 18.2% compared to 26.4%;

●	Net income of $0.3 million compared to $1.9 million;

●	Earnings per diluted share of $0.02 compared to $0.15;

●	Cash flow from operations of $0.0 million compared to $2.9 million.

Nine Months 2023 vs. Nine Months 2022

●	Revenue of $63.0 million compared to $59.3 million;

●	Gross profit of $13.0 million compared to $12.4 million;

●	Gross margin of 20.6% compared to 21.0%;

●	Net income of $2.4 million compared to $2.3 million ($3.1 million excluding first quarter severance accrual of $0.8 million);

●	Earnings per diluted share of $0.19 compared to $0.19 ($0.25 excluding first quarter severance accrual of $0.06);

●	Cash flow from operations of $0.8 million compared to $0.8 million;

●	Debt as of September 30, 2023 of $20.9 million compared to $23.7 million at September 30, 2022.

EDGEWOOD, N.Y. – November 14, 2023 – CPI Aerostructures, Inc. (“CPI Aero” or the “Company”) (NYSE American: CVU) today announced financial results for the three and nine month periods ended September 30, 2023.

“During the third quarter, we continued to execute on our plan to strengthen our balance sheet and build shareholder value. However, supply chain technical challenges negatively impacted our throughput and gross profit during the quarter. In addition, our year-over-year comparison was difficult given that the prior year’s third quarter benefited from a favorable mix. Nevertheless, our nine month revenue was up 6.3% and gross profit up 4.4% over prior year,” said Dorith Hakim, President and CEO.

“We continued to use cash flow from operations and paid off our term loan in full, reducing total debt by $2.8 million over prior year. We remain confident in our long-term outlook based on the corrective actions implemented in our supply chain, the increase in our funded backlog and our total backlog of $503 million as of September 30, 2023.”

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements. The word “outlook,” and similar expressions are intended to identify these forward-looking statements. The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements.

Forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2022 filed with the Securities and Exchange Commission. Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contacts:
Investor Relations Counsel	CPI Aerostructures, Inc.
LHA Investor Relations	Andrew L. Davis
Jody Burfening	Chief Financial Officer
(212) 838-3777	(631) 586-5200
cpiaero@lhai.com	adavis@cpiaero.com
www.cpiaero.com

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,
	2023 (Unaudited)	December 31, 2022

ASSETS
Current Assets:
Cash	$2,609,693	$3,847,225
Accounts receivable, net	9,124,187	4,857,772
Insurance recovery receivable	—	3,600,000
Contract assets	31,030,568	27,384,540
Inventory	1,650,873	2,493,069
Refundable income taxes	40,000	40,000
Prepaid expenses and other current assets	670,304	975,830
Total Current Assets	45,125,625	43,198,436

Operating lease right-of-use assets	5,196,418	6,526,627
Property and equipment, net	866,536	1,124,556
Deferred tax asset	6,074,243	6,574,463
Goodwill	1,784,254	1,784,254
Other assets	212,054	238,744
Total Assets	$59,259,130	$59,447,080

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,058,857	$8,029,996
Accrued expenses	5,409,080	7,344,590
Litigation settlement obligation	—	3,600,000
Contract liabilities	6,669,341	6,001,726
Loss reserve	371,633	576,549
Current portion of line of credit	2,400,000	1,200,000
Current portion of long-term debt	66,311	1,719,766
Operating lease liabilities, current	1,961,070	1,817,811
Income tax payable	16,874	11,396
Total Current Liabilities	29,953,166	30,301,834

Line of credit, net of current portion	18,360,000	19,800,000
Long-term operating lease liabilities	3,613,270	5,077,235
Long-term debt, net of current portion	34,064	70,981
Total Liabilities	51,960,500	55,250,050

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, 12,760,331 and 12,506,795 shares, respectively, issued and outstanding	12,761	12,507
Additional paid-in capital	73,849,050	73,189,449
Accumulated deficit	(66,563,181)	(69,004,926)
Total Shareholders’ Equity	7,298,630	4,197,030
Total Liabilities and Shareholders’ Equity	$59,259,130	$59,447,080

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$20,399,369	$20,196,913	$62,963,592	$59,257,416
Cost of sales	16,693,279	14,869,100	49,990,986	46,835,304
Gross profit	3,706,090	5,327,813	12,972,606	12,422,112

Selling, general and administrative expenses	2,535,065	2,744,265	8,210,603	8,579,314
Income from operations	1,171,025	2,583,548	4,762,003	3,842,798

Interest expense	(663,857)	(721,046)	(1,816,408)	(1,488,091)
Income before provision for income taxes	507,168	1,862,502	2,945,595	2,354,707

Provision for income taxes	205,804	3,750	503,850	11,250
Net income	$301,364	$1,858,752	$2,441,745	$2,343,457

Income per common share, basic:
Income per common share-unrestricted shares	$0.02	$0.15	$0.19	$0.19
Income per common share-restricted shares	$0.02	$0.15	$0.19	$0.19

Income per common share, diluted	$0.02	$0.15	$0.19	$0.19

Shares used in computing income per common share, basic:
Unrestricted shares	12,431,727	12,208,340	12,418,693	12,274,246
Restricted shares	328,244	93,412	195,206	88,714
Total shares	12,759,971	12,301,752	12,613,899	12,362,960

Shares used in computing income per common share, diluted	12,793,133	12,349,283	12,647,061	12,410,491